Exhibit 99.1
News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (Oct. 29, 2019) - Amgen (NASDAQ:AMGN) today announced financial results for the third quarter of 2019. Key results include:

•	Total revenues decreased 3% to $5.7 billion in comparison to the third quarter of 2018, reflecting the impact of biosimilar and generic competition against key products.

◦
Although product sales declined 1% globally, units grew double digits or better for Prolia® (denosumab), Repatha® (evolocumab), Aimovig® (erenumab-aooe), Parsabiv® (etelcalcetide), KYPROLIS® (carfilzomib) and BLINCYTO® (blinatumomab).

•	GAAP earnings per share (EPS) increased 14% to $3.27 benefited by lower weighted-average shares outstanding and higher operating income.

◦	GAAP operating income increased 7% to $2.5 billion and GAAP operating margin increased 3.1 percentage points to 45.3%.

•	Non-GAAP EPS decreased 1% to $3.66 as a result of lower revenue, offset partially by lower weighted-average shares outstanding.

◦	Non-GAAP operating income decreased 6% to $2.8 billion and non-GAAP operating margin decreased 2.8 percentage points to 51.1%.

•	The Company generated $3.2 billion of free cash flow in the third quarter of 2019 versus $3.1 billion in the third quarter of 2018.

•
2019 total revenues guidance revised to $22.8-$23.0 billion; EPS guidance to $12.50-$12.80 on a GAAP basis and $14.20-$14.45 on a non-GAAP basis. This guidance excludes the impact of the Otezla® (apremilast) acquisition.

•	The Company expects the Otezla acquisition to close before the end of the fourth quarter.
"Amgen continues to execute well in a dynamic environment, with many of our innovative medicines delivering double-digit, volume-driven growth, complemented by the strong performance of our recently launched biosimilar products," said Robert A. Bradway, chairman and chief executive officer. "We continue to advance numerous first-in-class medicines in our pipeline, while also pursuing external opportunities that will contribute to our long-term growth, such as our pending acquisition of Otezla."

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

$Millions, except EPS, dividend per share and percentages	Q3'19	Q3'18	YOY Δ
Total Revenues	$5,737	$5,904	(3%)
GAAP Operating Income	$2,476	$2,323	7%
GAAP Net Income	$1,968	$1,859	6%
GAAP EPS	$3.27	$2.86	14%
Non-GAAP Operating Income	$2,793	$2,971	(6%)
Non-GAAP Net Income	$2,201	$2,392	(8%)
Non-GAAP EPS	$3.66	$3.69	(1%)
Dividend Per Share	$1.45	$1.32	10%
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and to “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations.

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

Product Sales Performance

•	Total product sales decreased 1% for the third quarter of 2019 versus the third quarter of 2018.

•	Prolia sales increased 18% driven by higher unit demand.

•	EVENITY® (romosozumab-aqqg) was launched in the first half of this year and generated $59 million of sales in the third quarter of 2019.

•	Repatha sales increased 40% driven by higher unit demand, offset partially by lower net selling price.

•	Aimovig generated $66 million in sales in the third quarter of 2019.

•	Parsabiv sales increased 54% driven by higher unit demand, offset partially by lower net selling price.

•	KYPROLIS sales increased 15% driven primarily by higher unit demand.

•	XGEVA® (denosumab) sales increased 10% driven primarily by higher unit demand.

•	Vectibix® (panitumumab) sales increased 8% driven primarily by higher unit demand.

•	Nplate® (romiplostim) sales increased 10% driven primarily by higher unit demand.

•	BLINCYTO sales increased 47% driven by higher unit demand.

•	Biosimilar sales generated $173 million in the third quarter of 2019.

•	Enbrel® (etanercept) sales increased 6% driven by higher net selling price and favorable changes in accounting estimates, offset partially by lower unit demand.

•	Neulasta® (pegfilgrastim) sales decreased 32% driven by the impact of biosimilar competition on unit demand and lower net selling price.

•	NEUPOGEN® (filgrastim) sales decreased 36% driven primarily by lower net selling price, unfavorable changes in accounting estimates and the impact of biosimilar competition on unit demand.

•	EPOGEN® (epoetin alfa) sales decreased 15% driven primarily by lower net selling price.

•	Aranesp® (darbepoetin alfa) sales decreased 5% driven primarily by the impact of competition on unit demand.

•	Sensipar/Mimpara® (cinacalcet) sales decreased 73% driven by the impact of generic competition on unit demand.

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q3'19			Q3'18	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Prolia®	$425	$205	$630	$532	18%
EVENITY®	12	47	59	—	*
Repatha®	85	83	168	120	40%
Aimovig®	66	—	66	22	*
Parsabiv®	137	20	157	102	54%
KYPROLIS®	163	103	266	232	15%
XGEVA®	356	120	476	433	10%
Vectibix®	79	117	196	181	8%
Nplate®	119	76	195	177	10%
BLINCYTO®	47	38	85	58	47%
Biosimilars**	81	92	173	19	*
Enbrel®	1,323	43	1,366	1,292	6%
Neulasta®	619	92	711	1,051	(32%)
NEUPOGEN®	32	22	54	85	(36%)
EPOGEN®	215	—	215	252	(15%)
Aranesp®	204	248	452	477	(5%)
Sensipar®/Mimpara®	38	71	109	409	(73%)
Other***	28	57	85	68	25%
Total product sales	$4,029	$1,434	$5,463	$5,510	(1%)

* Change in excess of 100%
** Biosimilars includes KANJINTI™, AMGEVITA™ and MVASI™.
*** Other includes Bergamo, MN Pharma, IMLYGIC® and Corlanor®.
Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:

•
Total Operating Expenses decreased 9%. Cost of Sales margin increased 0.2 percentage points due primarily to unfavorable product mix, offset partially by lower manufacturing costs. Research & Development (R&D) expenses increased 8% driven primarily by increased spending in research and early pipeline in support of our oncology programs, offset partially by decreased spending in support of marketed products. Selling, General & Administrative (SG&A) expenses decreased 5% driven primarily by lower general and administrative expenses as well as the end of certain amortization of intangible assets in 2018. Other operating expenses decreased due primarily to an impairment charge in the prior period associated with a nonkey intangible asset acquired in a business combination.

•	Operating Margin increased 3.1 percentage points to 45.3%.

•	Tax Rate increased 2.4 percentage points due primarily to a prior-year tax benefit associated with intercompany sales under U.S. corporate tax reform.

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

On a non-GAAP basis:

•
Total Operating Expenses were flat. Cost of Sales margin increased 0.1 percentage points due primarily to unfavorable product mix, offset partially by lower manufacturing costs. R&D expenses increased 8% driven primarily by increased spending in research and early pipeline in support of our oncology programs, offset partially by decreased spending in support of marketed products. SG&A expenses decreased 5% driven primarily by lower general and administrative expenses.

•	Operating Margin decreased 2.8 percentage points to 51.1%.

•	Tax Rate increased 2.2 percentage points due primarily to a prior-year tax benefit associated with intercompany sales under U.S. corporate tax reform.

$Millions, except percentages	GAAP			Non-GAAP
	Q3'19	Q3'18	YOY Δ	Q3'19	Q3'18	YOY Δ
Cost of Sales	$1,036	$1,037	—%	$760	$759	—%
% of product sales	19.0%	18.8%	0.2 pts.	13.9%	13.8%	0.1 pts.
Research & Development	$1,001	$926	8%	$977	$906	8%
% of product sales	18.3%	16.8%	1.5 pts.	17.9%	16.4%	1.5 pts.
Selling, General & Administrative	$1,223	$1,293	(5%)	$1,207	$1,268	(5%)
% of product sales	22.4%	23.5%	(1.1) pts.	22.1%	23.0%	(0.9) pts.
Other	$1	$325	(100%)	$—	$—	—%
Total Operating Expenses	$3,261	$3,581	(9%)	$2,944	$2,933	—%

Operating Margin
operating income as % of product sales	45.3%	42.2%	3.1 pts.	51.1%	53.9%	(2.8) pts.

Tax Rate	13.6%	11.2%	2.4 pts.	15.2%	13.0%	2.2 pts.

pts: percentage points
Cash Flow and Balance Sheet

•	The Company generated $3.2 billion of free cash flow in the third quarter of 2019 versus $3.1 billion in the third quarter of 2018 driven primarily by favorable changes in working capital.

•
The Company’s third quarter 2019 dividend of $1.45 per share was declared on Aug. 2, 2019, and was paid on Sept. 6, 2019, to all stockholders of record as of Aug. 15, 2019, representing a 10% increase from 2018.

•
During the third quarter of 2019, the Company repurchased 6.2 million shares of common stock at a total cost of $1.2 billion. At the end of the third quarter, the Company had $3.6 billion remaining under its stock repurchase authorization.

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

$Billions, except shares	Q3'19	Q3'18	YOY Δ
Operating Cash Flow	$3.4	$3.3	$0.1
Capital Expenditures	0.2	0.2	0.0
Free Cash Flow	3.2	3.1	0.1
Dividends Paid	0.9	0.9	0.0
Share Repurchase	1.2	1.7	(0.5)
Average Diluted Shares (millions)	602	649	(47)

Cash and Investments	20.9	29.9	(9.1)
Debt Outstanding	29.8	34.4	(4.6)
Stockholders' Equity	10.9	14.3	(3.4)

Note: Numbers may not add due to rounding
2019 Guidance
For the full year 2019, the Company now expects:

•	Total revenues in the range of $22.8 billion to $23.0 billion.

◦	Previously, the Company expected total revenues in the range of $22.4 billion to $22.9 billion.

•	On a GAAP basis, EPS in the range of $12.50 to $12.80 and a tax rate in the range of 13% to 14%.

◦	Previously, the Company expected GAAP EPS in the range of $12.10 to $12.71 and a tax rate in the range of 13% to 14%.

•	On a non-GAAP basis, EPS in the range of $14.20 to $14.45 and a tax rate in the range of 14% to 15%.

◦	Previously, the Company expected non-GAAP EPS in the range of $13.75 to $14.30 and a tax rate in the range of 14% to 15%.

•	Capital expenditures to be approximately $650 million.

•	2019 Guidance does not include the Otezla acquisition which is expected to close by the end of the fourth quarter.

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

Third Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:
Research

•
In September, the Company announced that it joined a consortium to perform the whole genome sequencing of approximately 500,000 participants in the UK Biobank. deCODE Genetics, a wholly-owned subsidiary of Amgen, will provide the whole genome sequencing for the project, along with the Wellcome Sanger Institute.

Tezepelumab

•	A Phase 3 Study evaluating the efficacy and safety of tezepelumab in adults and adolescents with severe uncontrolled asthma has completed enrollment, with the primary analysis expected in late 2020.

•	A Phase 2 study evaluating the efficacy and safety of tezepelumab in adults with moderate to very severe chronic obstructive pulmonary disease is enrolling patients.

AMG 570

•	A Phase 2 study of AMG 570, a bispecific inhibitor of ICOSL and BAFF, is enrolling patients with systemic lupus erythematosus.

EVENITY

•
In October, the Committee for Medicinal Products for Human Use of the European Medicines Agency adopted a positive opinion recommending Marketing Authorization for EVENITY for the treatment of severe osteoporosis in postmenopausal women at high risk of fracture, with a contraindication for patients with a history of myocardial infarction or stroke.

KYPROLIS

•
In September, the Phase 3 CANDOR study evaluating KYPROLIS in combination with dexamethasone and DARZALEX® (daratumumab) (KdD) compared to KYPROLIS and dexamethasone alone (Kd) met its primary endpoint of progression-free survival (PFS), demonstrating a 37% reduction in the risk of disease progression or death in patients with relapsed or refractory multiple myeloma treated with KdD. The median PFS for patients treated with Kd alone was 15.8 months, while the median PFS for patients treated with KdD had not been reached by the cut-off date.

BLINCYTO

•
In September, an open-label, randomized, controlled global multicenter Phase 3 trial evaluating BLINCYTO compared to conventional consolidation chemotherapy in pediatric patients with high-risk, B-cell acute lymphoblastic leukemia (ALL) at first relapse met its primary endpoint of event-free survival at a prespecified interim analysis.

•
In September, an open-label, randomized, controlled multicenter Phase 3 trial in Australia, Canada, New Zealand and the U.S. conducted by the Children's Oncology Group (COG) in pediatric B-cell ALL patients at first relapse closed to accrual for the high-risk and intermediate risk-arm based on the recommendation of the COG Data Monitoring Committee. The closure decision was based on a strong trend towards improved disease-free survival and improved overall survival, markedly lower toxicity and better minimal residual disease clearance for BLINCYTO compared to chemotherapy.

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

Nplate

•
In October, the U.S. Food and Drug Administration approved a Supplemental Biologics License Application for Nplate to include new data in its U.S. prescribing information showing sustained platelet responses in adults with immune thrombocytopenia. The updated indication expands treatment to newly diagnosed and persistent adult ITP patients who have had an insufficient response to corticosteroids, immunoglobulins or splenectomy.

•
A Phase 3 trial evaluating Nplate for the treatment of chemotherapy-induced thrombocytopenia in patients receiving chemotherapy for the treatment of non-small cell lung cancer, ovarian cancer or breast cancer is enrolling patients.

AMG 510

•	The Company discussed clinical data from the first-in-human study that was presented at medical conferences in Q3.

•	The Phase 2 non-small cell lung cancer monotherapy study continues to enroll patients.

•
Initial cohort of colorectal cancer patients has been enrolled at the target dose in a Phase 2 monotherapy study, and as the data mature, the Company will determine the development path for colorectal cancer.

•	The next clinical data update for AMG 510 is expected in 2020.

ABP 798 (biosimilar rituximab)

•
In August, a Phase 3 study in patients with CD20-positive B-cell non-Hodgkin's lymphoma met its primary endpoint. The primary endpoint, as assessment of overall response rate by week 28, was within the prespecified margin for ABP 798 compared to Rituxan® (rituximab), showing clinical equivalence.

•	Submission of a Biologics License Application in the U.S. for ABP 798 is expected in Q1 2020.

Tezepelumab is being developed in collaboration with AstraZeneca PLC
EVENITY is developed in collaboration with UCB globally, as well as our joint venture partner Astellas in Japan
Rituxan is a registered trademark of Genentech

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the third quarters of 2019 and 2018, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2019 EPS and tax rate guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the third quarters of 2019 and 2018. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.
Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of the acquisition of Otezla, including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion, as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to acquire other companies or products and to integrate the operations of companies we have acquired may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Trish Hawkins, 805-447-5631 (media)
Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenues:
Product sales	$5,463	$5,510	$16,323	$16,532
Other revenues	274	394	842	985
Total revenues	5,737	5,904	17,165	17,517

Operating expenses:
Cost of sales	1,036	1,037	3,103	3,005
Research and development	1,001	926	2,804	2,555
Selling, general and administrative	1,223	1,293	3,637	3,773
Other	1	325	(5)	303
Total operating expenses	3,261	3,581	9,539	9,636

Operating income	2,476	2,323	7,626	7,881

Interest expense, net	313	355	988	1,040
Interest and other income, net	114	126	517	519

Income before income taxes	2,277	2,094	7,155	7,360

Provision for income taxes	309	235	1,016	894

Net income	$1,968	$1,859	$6,139	$6,466

Earnings per share:
Basic	$3.29	$2.88	$10.08	$9.67
Diluted	$3.27	$2.86	$10.01	$9.61

Weighted-average shares used in calculation of earnings per share:
Basic	599	645	609	669
Diluted	602	649	613	673

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	September 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$20,853	$29,304
Trade receivables, net	3,606	3,580
Inventories	3,243	2,940
Other current assets	3,349	1,794
Total current assets	31,051	37,618

Property, plant and equipment, net	4,901	4,958
Intangible assets, net	6,702	7,443
Goodwill	14,705	14,699
Other assets	2,176	1,698
Total assets	$59,535	$66,416

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$8,688	$9,069
Current portion of long-term debt	2,049	4,419
Total current liabilities	10,737	13,488

Long-term debt	27,742	29,510
Long-term deferred tax liabilities	665	864
Long-term tax liabilities	7,921	8,770
Other noncurrent liabilities	1,543	1,284
Total stockholders’ equity	10,927	12,500
Total liabilities and stockholders’ equity	$59,535	$66,416

Shares outstanding	596	630

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
GAAP cost of sales	$1,036	$1,037	$3,103	$3,005
Adjustments to cost of sales:
Acquisition-related expenses (a)	(276)	(278)	(828)	(823)
Total adjustments to cost of sales	(276)	(278)	(828)	(823)
Non-GAAP cost of sales	$760	$759	$2,275	$2,182

GAAP cost of sales as a percentage of product sales	19.0%	18.8%	19.0%	18.2%
Acquisition-related expenses (a)	-5.1	-5.0	-5.1	-5.0
Non-GAAP cost of sales as a percentage of product sales	13.9%	13.8%	13.9%	13.2%

GAAP research and development expenses	$1,001	$926	$2,804	$2,555
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(24)	(19)	(62)	(59)
Certain net charges pursuant to our restructuring initiative	—	(1)	—	(1)
Total adjustments to research and development expenses	(24)	(20)	(62)	(60)
Non-GAAP research and development expenses	$977	$906	$2,742	$2,495

GAAP research and development expenses as a percentage of product sales	18.3%	16.8%	17.2%	15.5%
Acquisition-related expenses (a)	-0.4	-0.4	-0.4	-0.4
Certain net charges pursuant to our restructuring initiative	0.0	0.0	0.0	0.0
Non-GAAP research and development expenses as a percentage of product sales	17.9%	16.4%	16.8%	15.1%

GAAP selling, general and administrative expenses	$1,223	$1,293	$3,637	$3,773
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(17)	(20)	(26)	(65)
Certain net charges pursuant to our restructuring initiative	1	(5)	1	(8)
Total adjustments to selling, general and administrative expenses	(16)	(25)	(25)	(73)
Non-GAAP selling, general and administrative expenses	$1,207	$1,268	$3,612	$3,700

GAAP selling, general and administrative expenses as a percentage of product sales	22.4%	23.5%	22.3%	22.8%
Acquisition-related expenses (a)	-0.3	-0.4	-0.2	-0.4
Certain net charges pursuant to our restructuring initiative	0.0	-0.1	0.0	0.0
Non-GAAP selling, general and administrative expenses as a percentage of product sales	22.1%	23.0%	22.1%	22.4%

GAAP operating expenses	$3,261	$3,581	$9,539	$9,636
Adjustments to operating expenses:
Adjustments to cost of sales	(276)	(278)	(828)	(823)
Adjustments to research and development expenses	(24)	(20)	(62)	(60)
Adjustments to selling, general and administrative expenses	(16)	(25)	(25)	(73)
Certain net charges pursuant to our restructuring initiative	—	2	2	8
Certain other expenses	—	—	—	(25)
Acquisition-related adjustments (b)	(1)	(327)	3	(286)
Total adjustments to operating expenses	(317)	(648)	(910)	(1,259)
Non-GAAP operating expenses	$2,944	$2,933	$8,629	$8,377

GAAP operating income	$2,476	$2,323	$7,626	$7,881
Adjustments to operating expenses	317	648	910	1,259
Non-GAAP operating income	$2,793	$2,971	$8,536	$9,140

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
GAAP operating income as a percentage of product sales	45.3%	42.2%	46.7%	47.7%
Adjustments to cost of sales	5.1	5.0	5.1	5.0
Adjustments to research and development expenses	0.4	0.4	0.4	0.4
Adjustments to selling, general and administrative expenses	0.3	0.5	0.2	0.4
Certain net charges pursuant to our restructuring initiative	0.0	-0.1	0.0	0.0
Certain other expenses	0.0	0.0	0.0	0.1
Acquisition-related adjustments (b)	0.0	5.9	-0.1	1.7
Non-GAAP operating income as a percentage of product sales	51.1%	53.9%	52.3%	55.3%

GAAP interest and other income, net	$114	$126	$517	$519
Adjustments to other income (c)	—	7	—	(68)
Non-GAAP interest and other income, net	$114	$133	$517	$451

GAAP income before income taxes	$2,277	$2,094	$7,155	$7,360
Adjustments to operating expenses	317	648	910	1,259
Adjustments to other income (c)	—	7	—	(68)
Non-GAAP income before income taxes	$2,594	$2,749	$8,065	$8,551

GAAP provision for income taxes	$309	$235	$1,016	$894
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	92	147	230	285
Other income tax adjustments (e)	(8)	(25)	(35)	(15)
Total adjustments to provision for income taxes	84	122	195	270
Non-GAAP provision for income taxes	$393	$357	$1,211	$1,164

GAAP tax as a percentage of income before taxes	13.6%	11.2%	14.2%	12.1%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	1.9	2.7	1.2	1.7
Other income tax adjustments (e)	-0.3	-0.9	-0.4	-0.2
Total adjustments to provision for income taxes	1.6	1.8	0.8	1.5
Non-GAAP tax as a percentage of income before taxes	15.2%	13.0%	15.0%	13.6%

GAAP net income	$1,968	$1,859	$6,139	$6,466
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	225	508	680	906
Other income tax adjustments (e)	8	25	35	15
Total adjustments to net income	233	533	715	921
Non-GAAP net income	$2,201	$2,392	$6,854	$7,387

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended September 30, 2019		Three months ended September 30, 2018
	GAAP	Non-GAAP	GAAP	Non-GAAP

Net income	$1,968	$2,201	$1,859	$2,392

Weighted-average shares for diluted EPS	602	602	649	649

Diluted EPS	$3.27	$3.66	$2.86	$3.69

	Nine months ended September 30, 2019		Nine months ended September 30, 2018
	GAAP	Non-GAAP	GAAP	Non-GAAP

Net income	$6,139	$6,854	$6,466	$7,387

Weighted-average shares for diluted EPS	613	613	673	673

Diluted EPS	$10.01	$11.18	$9.61	$10.98

(a)	The adjustments related primarily to noncash amortization of intangible assets acquired in business combinations.

(b)	For the three and nine months ended September 30, 2018, the adjustments related primarily to an impairment charge associated with a nonkey in-process research and development asset.

(c)	For the nine months ended September 30, 2018, the adjustment related to the net gain associated with the Kirin-Amgen, Inc., share acquisition.

(d)
The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three and nine months ended September 30, 2019, were 29.0% and 25.3%, compared with 22.4% and 23.9% for the corresponding periods of the prior year.

(e)	The adjustments related primarily to certain acquisition items and prior-period items excluded from GAAP earnings.

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$3,377	$3,273	$6,636	$8,102
Net cash provided by investing activities	5,372	1,132	11,672	18,976
Net cash used in financing activities	(2,859)	(2,580)	(13,838)	(18,922)
Increase in cash and cash equivalents	5,890	1,825	4,470	8,156
Cash and cash equivalents at beginning of period	5,525	10,131	6,945	3,800
Cash and cash equivalents at end of period	$11,415	$11,956	$11,415	$11,956

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$3,377	$3,273	$6,636	$8,102
Capital expenditures	(170)	(171)	(430)	(513)
Free cash flow	$3,207	$3,102	$6,206	$7,589

AMGEN REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2019
(Unaudited)

GAAP diluted EPS guidance	$12.50	—	$12.80
Known adjustment to arrive at non-GAAP*:
Acquisition-related expenses (a) (b)	1.59	—	1.64
Tax adjustments		0.06
Non-GAAP diluted EPS guidance	$14.20	—	$14.45

* The known adjustments are presented net of their related tax impact, which amount to approximately $0.39 to $0.40 per share.

(a) The adjustments relate primarily to noncash amortization of intangible assets acquired in business combinations.

(b) The adjustments exclude transactions that have not yet closed.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation and changes in the fair value or our contingent consideration.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2019
(Unaudited)

GAAP tax rate guidance	13%	—	14%
Tax rate of known adjustments discussed above		1%
Non-GAAP diluted EPS guidance	14%	—	15%